Exhibit 10.30

[VMware, Inc. letterhead]

May 25, 2005

Carl Eschenbach

Dear Carl:

This letter supersedes all offer letters dated before May 25, 2005.

This letter is to confirm your promotion to a new position with VMware, Inc. (the “Company”), a wholly owned subsidiary of EMC Corporation (“EMC”), as Executive Vice President of Worldwide Field Operations, commencing on May 16, 2005. You will report to me. Your annual base salary will be $330,000.00 and will be paid semi-monthly in accordance with the Company’s normal payroll procedures. Your annual On Target Earnings (OTE) will be $550,000.00. We will discuss and finalize the details of the variable portion of your compensation plan by June 30, 2005.

Since we’re 75% of the way through the existing 6-month compensation plan period, we are going to measure your achievement and calculate your commissions exactly as your plan reads today. You will be paid the same commissions and accelerators according to how the Americas geography performs through June 30, 2005. In addition, since your new variable compensation is $5,667 per month greater than your existing comp plan, we will pay you for 1.5 months or $8,500 for taking on the additional responsibilities of managing the EMEA and Asia Pacific geographies through June 30, 2005.

As a key employee of VMware’s team, you will participate in a significant Long Term Incentive Program that is in the process of being finalized. A recommendation has been made to the EMC Executive Compensation and Stock Option Committee that you be granted 75,000 shares of restricted stock awards as part of VMware’s Long Term Incentive Program. The awards granted to you shall be governed by the terms of the applicable stock plan.

In appreciation of your willingness to relocate to the Bay Area and also in anticipation of the heightened success of VMware that you will be a key contributor to, you will also be eligible to receive from EMC a special grant of 30,000 shares of EMC restricted stock. These shares will be subject to the standard restricted stock award vesting period.

Per our discussions, the Company will relocate you and your family to the Bay Area in accordance with the guidelines contained in the attached Addendum. Please read this document, sign and return it along with the offer letter.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to Betsy Sutter. A duplicate original is enclosed for your records. This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you. This offer expires seven (7) days from the date of this letter.

We are looking forward to your continued success with VMware.

Sincerely,

/s/ Diane Greene
Diane Greene
President

ACCEPTED AND AGREED TO this 31st day of May, 2005.

/s/ Carl Eschenbach
Carl Eschenbach

Enclosures (1):
Duplicate Original Letter

Addendum

The Company agrees to assist you with your relocation to the Bay Area. This addendum outlines the details of your relocation assistance. You will receive the following:

Travel to the Bay Area:

The Company will reimburse all actual and reasonable expenses of transporting you and your immediate family to the Bay Area. Eligible reimbursable expenses include mileage, tolls, hotels and meal costs. Original receipts are required for reimbursement. If travel is not by automobile, the cost for a one-way coach air ticket for you and your immediate family will be covered.

Temporary Housing:

You are eligible for temporary housing for you and your family. This is not to exceed ninety (90) consecutive days and will start once your family arrives.

Shipment and Storage of Household Goods:

The Company agrees to pay for the shipment of your household goods and vehicles, and the storage of said goods for up to ninety (90 days.

Incidentals:

In order to assist you with the incidental costs associated with relocation, the Company agrees to pay you two (2) months of your base salary, or $55,000, “grossed-up” for taxes (see explanation below). Should you choose to terminate your employment during the twelve (12) month period of your promotion to Executive Vice President of Worldwide Field Operations, you agree to fully reimburse VMware for the $55,000 dollars paid to you.

Mortgage Assistance:

The Company agrees to pay you $7,000 per month for twenty-four (24) months as mortgage assistance once you purchase a home in the Bay Area. Should you choose to terminate your employment during the twenty-four (24) month period you are receiving Mortgage Assistance, you agree to fully reimburse VMware for all Mortgage Assistance dollars paid to you. In the event that you are involuntarily terminated from VMware within the first twenty-four months of your promotion to Executive Vice President of Worldwide Field Operations for reasons other than Cause, you will receive the unused portion of the Mortgage Assistance that is due you pursuant to this provision.

For purposes of this agreement, “Cause” shall be defined as 1) violation of VMware or EMC’s policies including VMware’s Key Employee Agreement and EMC’s Business Conduct Guidelines; and 2) unsatisfactory performance after being advised of your performance deficiencies and given an opportunity to cure such deficiencies.

“Gross-Up”:

You will be eligible for a tax contribution, or “gross-up”, toward the potential tax liability for certain expenses reimbursed to you or paid on your behalf. This gross-up is not intended to totally compensate for the tax liability, but rather provide a contribution toward tax expenses. Each employee’s tax liability and rate will be different due to the personal financial circumstances. It is important to note that this “gross-up” payment is also taxable. You are encouraged to seek professional tax counsel and to keep careful records. The tax rates that will be applied for gross-up purposes will be 25% federal, 9.3% state, and 1.45% for Medicare.

ACCEPTED AND AGREED TO this 31st day of May, 2005.

/s/ Carl Eschenbach
Carl Eschenbach